Exhibit (h)(1)(a)



                                  AMENDMENT TO
                     MANAGEMENT AND ADMINISTRATION AGREEMENT


         This Amendment is made as of June 27, 2001 between AMSOUTH FUNDS (the "Fund"), an open-end investment management company registered under the Investment Company Act of 1940 and ASO SERVICES COMPANY, INC. ("ASC"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Suite 1000, Columbus, Ohio 43219. The parties hereby amend the Management and Administration Agreement (the "Agreement") between the Fund and ASC, dated as of January 1, 2001, as set forth below.

         WHEREAS, ASC, in its capacity as administrator for the Fund, may collect, retain or have access to nonpublic personal financial information relating to consumers or customers of the Fund (as those terms are defined under Public Law 106-102, titled the Gramm-Leach-Bliley Act) to perform services for, or functions on behalf of the Fund; and

         WHEREAS, the Fund and ASC desire to protect the confidentiality and security of nonpublic personal financial information relating to consumers or customers of the Fund.

         NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1. CONFIDENTIALITY OF INFORMATION. Nonpublic personal financial information relating to consumers or customers of the Fund provided by or at the direction of the Fund to ASC, or collected or retained by ASC to perform their duties as administrator of the Fund shall be considered confidential information. ASC shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of ASC except at the direction of the Fund or as required or permitted by law.

         2. PROCEDURAL SAFEGUARDS. ASC shall maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers and customers of the Fund

         3. FUND PRIVACY POLICY. The Fund represents to ASC that it has adopted a statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide ASC with a copy of that statement annually.

         4. GOVERNING LAW. This Agreement shall be governed by, and provisions shall be construed in accordance with the laws of the State of Ohio.

         5. EFFECTIVE DATE. The effective date of this amendment shall be July 1, 2001.


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         6. MISCELLANEOUS. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, --------------- but all of which together shall constitute one and the same instrument. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.


                                    AMSOUTH FUNDS

                                    By:
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                                    Title:
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                                    ASO SERVICES COMPANY, INC.

                                    By:
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                                    Title:
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